Exhibit 3.155

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:19 PM 09/09/2005
FILED 04:19 PM 09/09/2005
SRV 050741646 — 2692398 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INFOHIGHWAY COMMUNICATIONS CORPORATION
     The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) by the filing of a Certificate of Incorporation on December 9,1996 with the original name of Gemini II, Inc. does hereby certify that by Unanimous Consent of the Sole Shareholder and Director the Corporation shall amend and restate its Certificate of Incorporation in accordance with sections 242 and 245 of the DGCL as follows:
1.	The name of the Corporation is InfoHighway Communications Corporation (the “Corporation”).

2.	The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3.	The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of Common Stock, $.01 par value per share (“Common Stock”).
     The following is a statement or the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock of the Corporation.
(i) COMMON STOCK.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors. Notwithstanding the foregoing, the Corporation shall not declare and/or distribute a cash dividend upon its Common Stock payable otherwise than out of retained earnings.
          2. Liquidation Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, dissolution or winding up, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock.
          3. Redemption. The Common Stock is not redeemable.
          4. Voting. The holders of the Common Stock shall have the right to one vote for each share of Common Stock, and shall be entitled to notice of any stockholders meeting in accordance with the bylaws of the Corporation and shall be entitled to vote upon such other matters and in such manner as may be provided by law.

5.	In furtherance of and not in limitation of powers conferred by (Illegible), it is further provided:
(a)	Electron of directors need not be by written ballot.

(b)	The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
6.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize the Corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.
          Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
7.	To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advance of expenses to) the officers, directors, employees and agents of the Corporation (and any other person to which the Delaware General Corporation Law permits) through bylaw provisions, agreements, vote of stockholders or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to the limitations contained therein.

8.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, the undersigned Chairman has executed this Amended and Restated Certificate of incorporation on the 6 day of September, 2005.

/s/ Jeffrey E. Ginsberg
Jeffrey E. Ginsberg, Chairman